Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-181102, 333-157979, 333-140426, 333-130830, and 333-129131), Form S-8 (No. 333-166882 and 333-118275), and Post Effective Amendment No. 3 on Form S-3 to Form S-4 (No 333-150059) of American Campus Communities, Inc. and Subsidiaries, of our reports dated March 3, 2014, with respect to the consolidated financial statements of American Campus Communities, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of American Campus Communities, Inc. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP
Austin, Texas
March 3, 2014